EXHIBIT 5.1


                      [Carson Pirie Scott & Co. Letterhead]


                                          June 13, 1997



Carson Pirie Scott & Co.
331 West Wisconsin Avenue
Milwaukee, WI 53203

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") of Carson Pirie Scott & Co. ("Carson") relating to the registration of 600,000 Common Shares, $.01 par value (the "Shares"), and common share purchase rights relating to such Shares, issuable pursuant to the provisions of the Carson Pirie Scott & Co. 1993 Stock Incentive Plan, as amended and restated on March 19, 1997 (the "Plan"). Carson intends to file the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The terms of the common share purchase rights are set forth in the Rights Agreement dated as of November 2, 1993 (the "Rights Agreement"), between Carson and Harris Trust and Savings Bank, as Rights Agent.

     I am familiar with the proceedings to date with respect to the foregoing and have examined such records, documents and questions of law and satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for this opinion. In giving this opinion, I have relied upon certificates of officers of Carson and public officials as to various matters of fact. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, it is my opinion that:

     1.    Carson is validly existing under the laws of the State of Illinois.

     2. The Shares have been duly authorized and will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Shares shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) a certificate representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor (not less than the aggregate par value thereof) in accordance with the Plan (except, as to nonassessability, insofar as statutory liability is imposed on holders of Common Shares under Section 180.0622(2)(b) of the Wisconsin Statutes).

     3. The common share purchase rights associated with the Shares referred to in paragraph 2 will be legally issued when (i) such rights have

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June 13, 1997
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been duly issued in accordance  with the terms of the Rights  Agreement and (ii)
such Shares have been duly issued and paid for as set forth in paragraph 2.

     This opinion is limited to the Business Corporation Act of the State of Illinois.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement.


                                          Very truly yours,

                                          /s/  Charles J. Hansen

                                          Charles J. Hansen
                                          Vice President, General
                                            Counsel, and Secretary


































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